Current Business Information Exhibit 99.1

Quarter-To-Date

March 20, 2006

	January and
	February 2006
	% Change
	vs.
	Prior Year	Commentary
Consolidated Sales	17	Growth across all three business segments.

Electronics Sales 3 Mo Rolling Avg**	16	Specialty material volumes continue to increase. On-site/pipeline business higher as well.

EPI On-site/Pipeline Volume	9	HyCO volumes up 10%. GOX/GAN up modestly.

Asia Liquid/Bulk Volume	21	Good growth continues.

North America Gases:

Liquid/Bulk Volume	1	LOX/LIN volumes up 7%. LHY volumes continued to improve sequentially, recovering from prior supply disruptions.

LOX/LIN Price	12	Pricing programs and surcharges.

Europe Gases:

Liquid/Bulk Volume	8	Good growth driven by Isle of Grain, UK and strength on the northern continent.

Cylinder Volume	0

LOX/LIN Price	(1)	While underlying pricing is higher in the UK, this is being more than offset by mix.

Chemical Sales Volume:	(5)

Performance Volume	3	Surfactants and Polyurethane Chemical volumes strong. WW Emulsions volumes higher as well. Continued weakness in Asia epoxy additives.

Intermediates Volume	(16)	Polyurethane Intermediates volumes:
		lower DNT volumes due to shutdowns and outages partially offset by increased TDA activity. Methyls and Higher Amines both lower versus prior year, but higher sequentially.

** Three month rolling average; excludes Liquid/Bulk revenues and equity affiliate revenues.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales volumes and prices are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence earnings.